Exhibit 99.1

Structure Therapeutics Reports Third Quarter 2024 Financial Results and Recent Highlights

First patients dosed in Phase 2b ACCESS study of GSBR-1290 for obesity

Oral small molecule amylin receptor agonist development candidate expected to be selected by the end of 2024

Strong financial position with cash, cash equivalent and short-term investments of $915.3 million expected to fund projected operations

and key clinical milestones through at least 2027

Conference Call to discuss GSBR-1290 ACCESS development program today at 4:30 p.m. ET

SAN FRANCISCO – November 13, 2024 – Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic and cardiopulmonary diseases, today reported financial results for the third quarter ended September 30, 2024, and highlighted recent corporate achievements.

“We are in a period of great momentum and execution at Structure Therapeutics, having begun our next phase of development with GSBR-1290,” said Raymond Stevens, Ph.D., Founder and CEO of Structure Therapeutics. “The ACCESS and ACCESS II studies are designed to generate a comprehensive data set that we believe will provide additional insights into the differentiated profile of GSBR-1290 as a potential best-in-class oral small molecule GLP-1 receptor (GLP1-R) agonist. We also plan to declare our first oral small molecule amylin development candidate later this quarter. We look forward to 2025 as a pivotal year for Structure.”

Recent and Upcoming Milestones

Oral Small Molecule Selective GLP-1R agonist for Obesity (GSBR-1290)

•	Structure announced today a comprehensive development program to further evaluate GSBR-1290 in adults living with obesity or overweight, consisting of the Phase 2b ACCESS study and the Phase 2 ACCESS II study. Structure designed the ACCESS and ACCESS II studies to generate a robust dataset to enable optimized Phase 3 clinical development with the goal of bringing GSBR-1290 to patients as rapidly as possible.

o	ACCESS aims to enroll approximately 220 adults living with obesity, or overweight with a weight-related comorbidity, and is designed to evaluate doses up to 120 mg and optimize titration regimens of GSBR-1290 over 36 weeks, following a four-week titration schedule.

o	ACCESS II aims to enroll approximately 82 adults living with obesity, or overweight with a weight-related comorbidity, and is designed to evaluate higher doses (180 mg and 240 mg) of GSBR-1290 over 36 weeks.

•	The first patients have been dosed in the Phase 2b ACCESS study and Structure expects to dose the first patient in ACCESS II by the end of 2024. Topline data from the ACCESS and ACCESS II studies are expected in the fourth quarter of 2025.

Oral Small Molecule GLP-1R Combination Programs: Amylin, GIPR, Apelin Receptor (APJR)

•	Oral Small Molecule Amylin Program: Structure Therapeutics is also developing amylin receptor agonists (dual amylin and calcitonin receptor agonists) for potential use either alone or in combination with GLP-1R agonists to treat obesity and associated diseases. Structure recently presented preclinical data related to its amylin program at ObesityWeek® and expects to select a development candidate by the end of 2024.

•	Oral Small Molecule GIPR Program: Structure Therapeutics is developing a GIPR selective agonist and GLP-1R/GIPR combinations to treat obesity and associated diseases, and expects to select a development candidate in the first half of 2025.

•	Oral Small Molecule APJR Program: Structure Therapeutics is evaluating ANPA-0073, a Phase 2 ready biased APJR agonist for potential selective or muscle-sparing weight loss. ANPA-0073 is also being evaluated for idiopathic pulmonary fibrosis (IPF). Structure Therapeutics has completed a Phase 1 single-ascending and multiple-ascending dose study, in which ANPA-0073 was generally well-tolerated with no serious adverse events reported. Structure Therapeutics is conducting long term chronic GLP-toxicology studies expected to be completed in 2025.

Third Quarter 2024 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $915.3 million on September 30, 2024. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through at least 2027, including all GSBR-1290 studies for Phase 3 readiness but excluding Phase 3 registrational studies.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2024 were $32.6 million, as compared to $17.5 million for the same period in 2023. The increase was primarily due to increases in research programs and employee expenses related to increases in personnel, as well as the advancement of the Company’s GLP-1R agonist franchise.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2024 were $13.2 million, as compared to $8.6 million for the same period in 2023. The increase was primarily due to increases in employee related expenses and professional services as the Company expanded its infrastructure to drive the growth in its operations as a publicly-traded company.

Net Loss: Net loss for the third quarter of 2024 totaled $34.0 million, with non-cash share-based compensation expense of $6.0 million, compared to $23.9 million for the third quarter of 2023 with non-cash share-based compensation expense of $1.9 million.

ACCESS and ACCESS II Conference Call and Webcast Information

Structure Therapeutics will host a conference call and webcast today, November 13, 2024 at 4:30 p.m. Eastern Time to discuss the ACCESS and ACCESS II clinical studies. A live webcast of the call will be available on the Investor Relations page of Structure Therapeutics’ website at https://ir.structuretx.com/events-presentations/events. To access the call by phone, participants should visit this link (registration link) to receive dial-in details. The webcast will be made available for replay on Structure Therapeutics’ website beginning approximately two hours after the live event. The replay of the webcast will be available for 90 days.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage small molecule compounds designed to surpass the manufacturing scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; the Company’s anticipated cash runway and uses of cash; any expectations regarding the safety, efficacy or tolerability of GSBR-1290 and other candidates under development; the ability of GSBR-1290 to treat T2DM, obesity or related indications; the planned initiation and study design of the Company’s ACCESS and ACCESS II clinical studies of GSBR-1290 in patients with obesity or overweight with a comorbidity and the timing thereof; the selection of a development candidate for the Company’s amylin receptor agonist program; the timing and design of the Company’s amylin receptor agonist program and its potential as a promising approach to obesity treatment; the timing and design of the Company’s GIPR and GLP-1R/GIPR and other oral small molecule programs; the potential for GSBR-1290 to be a best-in-class oral small molecule; the ability of the Company to bring GSBR-1290 to patients rapidly; the potential applications of ANPA-0073; and the planned timing of the Company’s data results. In addition, when or if used in this press release, the words and phrases “expect,” “on track,” “plan,” “potential,” “promising,” “to be,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to the preliminary nature of the results due to length of the study and sample size and results from earlier clinical studies not necessarily being predictive of future results, potential delays in the commencement, enrollment and completion of the Company’s planned clinical studies, the Company’s ability to advance GSBR-1290, LTSE-2578, ANPA-0073 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, competitive products or approaches limiting the commercial value of the Company’s product candidates, the timing and results of preclinical and clinical studies, the Company’s ability to fund development activities and achieve development goals, the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control, the impact of any global pandemics, inflation, supply chain issues, rising interest rates, future bank failures and other macroeconomic factors on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 8, 2024, the Quarterly Report on Form 10-Q filed with the SEC on August 8, 2024, and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$32,598	$17,515	$75,327	$50,061
General and administrative	13,238	8,630	35,840	21,720
Total operating expenses	45,836	26,145	111,167	71,781
Loss from operations	(45,836)	(26,145)	(111,167)	(71,781)
Interest and other income, net	11,951	2,688	25,294	7,212
Loss before provision for income taxes	(33,885)	(23,457)	(85,873)	(64,569)
Provision for income taxes	92	405	174	548
Net loss	$(33,977)	$(23,862)	$(86,047)	$(65,117)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$915,286	$467,323
Prepaid expenses and other current assets	8,365	6,285
Total current assets	923,651	473,608
Property and equipment, net	3,735	3,228
Operating right-of-use assets	4,009	5,136
Other non-current assets	1,822	45
Total assets	$933,217	$482,017
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,447	$4,742
Accrued expenses and other current liabilities	23,275	18,558
Operating lease liabilities, current portion	1,712	1,440
Total current liabilities	33,434	24,740
Operating lease liabilities, net of current portion	2,673	4,013
Other non-current liabilities	309	298
Total liabilities	36,416	29,051
Total shareholders’ equity	896,801	452,966
Total liabilities and shareholders’ equity	$933,217	$482,017

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com